                           OFFER TO PURCHASE FOR CASH
                                       BY
                           METROPOLITAN EDISON COMPANY
                               ANY AND ALL OF ITS

        Cumulative Preferred Stock, 3.90% Series ($100 Stated Value) at a
           Purchase Price of $62.40 Per Share (CUSIP No. 591894-40-7)

        Cumulative Preferred Stock, 4.35% Series ($100 Stated Value) at a
           Purchase Price of $72.06 Per Share (CUSIP No. 591894-50-6)

        Cumulative Preferred Stock, 3.85% Series ($100 Stated Value) at a
           Purchase Price of $63.77 Per Share (CUSIP No. 591894-30-8)

        Cumulative Preferred Stock, 3.80% Series ($100 Stated Value) at a
           Purchase Price of $62.94 Per Share (CUSIP No. 591894-20-9)

        Cumulative Preferred Stock, 4.45% Series ($100 Stated Value) at a
           Purchase Price of $73.71 Per Share (CUSIP No. 591894-60-5)

 ------------------------------------------------------------------------------
  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON FRIDAY, DECEMBER 13, 1996, UNLESS THE OFFER IS EXTENDED
 ------------------------------------------------------------------------------

    Metropolitan Edison Company, a Pennsylvania corporation (the "Company"), invites the holders of its (i) Cumulative Preferred Stock, 3.90% Series ($100 stated value) (the "3.90% Preferred") to tender their shares of such stock (the "3.90% Shares") for a price of $62.40 per 3.90% Share, (ii) Cumulative Preferred Stock, 4.35% Series ($100 stated value) (the "4.35% Preferred") to tender their shares of such stock (the "4.35% Shares") for a price of $72.06 per 4.35% Share,
(iii) Cumulative Preferred Stock, 3.85% Series ($100 stated value) (the "3.85% Preferred") to tender their shares of such stock (the "3.85% Shares") for a price of $63.77 per 3.85% Share, (iv) Cumulative Preferred Stock, 3.80% Series ($100 stated value) (the "3.80% Preferred") to tender their shares of such stock (the "3.80% Shares") for a price of $62.94 per 3.80% Share and (v) Cumulative Preferred Stock, 4.45% Series ($100 stated value) (the "4.45% Preferred") to tender their shares of such stock (the "4.45% Shares") for a price of $73.71 per 4.45% Share, in each case net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in each applicable Letter of Transmittal (which, together with the Offer to Purchase, constitutes the "Offer" with respect to the applicable Series of Preferred (as hereinafter defined)). The 3.90% Shares, the 4.35% Shares, the 3.85% Shares, the 3.80% Shares and the 4.45% Shares collectively constitute the "Shares." The Company will purchase any and all Shares validly tendered and not withdrawn. Each Series of Preferred has its own Letter of Transmittal and Notice of Guaranteed Delivery and only the applicable Letter of Transmittal or Notice of Guaranteed Delivery may be used to tender shares of that Series of Preferred.

                          --------------------------

    THE OFFER FOR ONE SERIES OF PREFERRED IS INDEPENDENT OF THE OFFER FOR ANY OTHER SERIES OF PREFERRED. THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES OF THE APPLICABLE SERIES OF PREFERRED BEING TENDERED. THE OFFER, HOWEVER, IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7--"CERTAIN CONDITIONS OF THE OFFER."

                          --------------------------

    The 3.90% Shares are listed and traded on the New York Stock Exchange, Inc. All other Shares are traded in the over-the-counter market and are not listed on any national securities exchange or quoted on the automated quotation system of a registered securities association. As of November 12, 1996, the last reported sales prices of the Shares were $50.00 per 3.90% Share, $57.25 per 4.35% Share, $51.50 per 3.85% Share, $45.75 per 3.80% Share and $57.00 per 4.45% Share. For
information concerning the Shares, quarterly sales prices and bids, see Section 8--"Price Ranges of Shares; Dividends." Shareholders are urged to obtain current market quotations for the Shares.

                          --------------------------

    The Company will pay to a Soliciting Dealer (as defined herein) a solicitation fee of $1.32 per share for any Shares tendered, accepted for payment and paid for pursuant to the Offer, subject to certain conditions. See
Section 14--"Fees And Expenses."

                          ---------------------------

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                          --------------------------

    THE COMPANY, ITS BOARD OF DIRECTORS AND ITS EXECUTIVE OFFICERS MAKE NO RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ANY OR ALL SHARES OF ANY SERIES OF PREFERRED PURSUANT TO THE OFFER. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO TENDER SHARES OF ANY SERIES OF PREFERRED PURSUANT TO THE OFFER AND, IF SO, HOW MANY SHARES TO TENDER.

                     The Dealer Manager for the Offer is:

                              MERRILL LYNCH & CO.

November 13, 1996

                                    IMPORTANT

     Any shareholder desiring to tender any or all of such shareholder's Shares should either (1) complete and sign the applicable Letter of Transmittal or a facsimile copy thereof, in accordance with the instructions in such Letter of Transmittal, mail or deliver it by hand, together with any other required documents, to ChaseMellon Shareholder Services, L.L.C., as Depositary (the "Depositary"), and deliver the certificates for such Shares to the Depositary or follow the procedure for book-entry transfer set forth in Section 4--"Procedure for Tendering Shares" or (2) request such shareholder's broker, dealer, commercial bank, trust company or nominee to effect the transaction for such shareholder. Shareholders whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or nominee must contact such broker, dealer, commercial bank, trust company or nominee if they desire to tender such Shares. Shareholders who desire to tender Shares and whose certificates for such Shares are not available immediately, or who cannot comply in a timely manner with the procedure for book-entry transfer, should tender such Shares by following the procedures for guaranteed delivery set forth in Section 4--"Procedure for Tendering Shares."

     Holders who wish to tender Shares for more than one Series of Preferred must use the applicable Letter of Transmittal or Notice of Guaranteed Delivery for each Series of Preferred.

     Questions or requests for assistance or for additional copies of this Offer to Purchase, the applicable Letter of Transmittal or the applicable Notice of Guaranteed Delivery or other tender offer materials may be directed to Georgeson & Company Inc. (the "Information Agent") or Merrill Lynch & Co. (the "Dealer Manager") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

     NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES OF ANY SERIES OF PREFERRED PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE APPLICABLE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                                          TABLE OF CONTENTS
                                                                                                                                Page
                                                                                                                                ----

SUMMARY .....................................................................................................................     i

INTRODUCTION.................................................................................................................     1

SPECIAL FACTORS..............................................................................................................     2

      Section 1.   Purpose of the Offer;  Certain  Effects of the Offer;  Plans of the  Company  After the
                   Offer.....................................................................................................     2

      Section 2.   Certain Legal Matters; Regulatory and Foreign Approvals; No Appraisal Rights..............................     4

THE OFFER ...................................................................................................................     5

      Section 3.   Number of Shares; Purchase Price;  Expiration Date; Receipt of Dividends;  Extension of
                   the Offer.................................................................................................     5

      Section 4.   Procedure for Tendering Shares............................................................................     5

      Section 5.   Withdrawal Rights.........................................................................................     7

      Section 6.   Acceptance for Payment of Shares and Payment of Purchase Price............................................     8

      Section 7.   Certain Conditions of the Offer...........................................................................     9

      Section 8.   Price Ranges of Shares; Dividends........................................................................      10

      Section 9.   Certain Information Concerning the Company...............................................................      13

      Section 10.  Source and Amount of Funds...............................................................................      16

      Section 11.  Transactions and Agreements Concerning the Shares........................................................      16

      Section 12.  Extension of Tender Period; Termination; Amendments......................................................      17

      Section 13.  Certain U.S. Federal Income Tax Consequences.............................................................      18

      Section 14.  Fees and Expenses........................................................................................      20

      Section 15.  Miscellaneous............................................................................................      21

--------------------------------------------------------------------------------

                                     SUMMARY

     This general summary is provided solely for the convenience of holders of Shares and is qualified in its entirety by reference to the full text and more specific details contained in this Offer to Purchase and the applicable Letter of Transmittal and any amendments hereto and thereto. Each of the capitalized terms used in this Summary and not defined herein has the meaning set forth elsewhere in this Offer to Purchase.

The Company...................    Metropolitan Edison Company

The Shares....................    Any and all of the:
                                  3.90% Series ($100 stated value)
                                  4.35% Series ($100 stated value)
                                  3.85% Series ($100 stated value)
                                  3.80% Series ($100 stated value)
                                  4.45% Series ($100 stated value)

Purchase Price................    $62.40 per 3.90% Share,
                                  $72.06 per 4.35% Share,
                                  $63.77 per 3.85% Share,
                                  $62.94 per 3.80% Share,
                                  $73.71 per 4.45% Share,
                                  in each case net to the seller in cash. See
                                  Section 8--"Price Ranges of Shares;
                                  Dividends."

Independent Offer.............    The Offer for one Series of Preferred is
                                  independent of the Offer for any other Series of Preferred. The Offer is not conditioned upon any minimum number of Shares of the applicable Series of Preferred being tendered. The Offer, however, is subject to certain other conditions. See Section
                                  7--"Certain Conditions of the Offer."

Expiration Date of the Offer..    The Offer expires on Friday, December 13,
                                  1996 at 12:00 midnight, New York City time, unless the Offer is extended with respect to any Series of Preferred.

How to Tender Shares..........    See Section 4--"Procedure for Tendering
                                  Shares." For further information, call the Information Agent or the Dealer Manager or consult your broker for assistance.

Withdrawal Rights.............    Tendered Shares of any Series of Preferred
                                  may be withdrawn at any time until the
                                  expiration of the Offer with respect to such Series of Preferred and, unless theretofore accepted for payment, also may be withdrawn after 12:00 midnight, New York City time, on January 13, 1997. See Section 5--"Withdrawal
                                  Rights."

Purpose of the Offer..........    The Company is making the Offer because it
                                  believes that, given the market prices of the Shares (as represented by the last reported sales prices for the Shares) and the current cost of available financing options, the purchase of Shares is economically attractive to the Company. In addition, the Offer gives shareholders the opportunity to sell their Shares at a premium over the respective last reported sales prices of the

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                  Shares and without the usual transaction costs associated with a market sale. See Section 1--"Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer."

Dividends.....................    The Board of Directors of the Company
                                  declared dividends on each Series of Preferred at its meeting on October 22, 1996. The regular quarterly dividend for each Series of Preferred will be paid on January 1, 1997, to holders of record as of the close of business on December 13, 1996. A holder of record of Shares on December 13, 1996 who tenders Shares will be entitled to the regular quarterly dividend regardless of when such tender is made. Holders of Shares purchased pursuant to the Offer will not be entitled to any dividends in respect of any later dividend periods. See Section 8--"Price Ranges of
                                  Shares; Dividends."

Brokerage Commissions.........    Not payable by shareholders.

Solicitation Fee..............    The Company will pay to a Soliciting Dealer a
                                  solicitation fee of $1.32 per Share for any Shares tendered, accepted for payment and paid for pursuant to the Offer. See Section
                                  14--"Fees and Expenses."

Stock Transfer Tax............    None, except as provided in Instruction 6 of
                                  the applicable Letter of Transmittal. See
                                  Section 6--"Acceptance for Payment of Shares and Payment of Purchase Price."

Payment Date..................    Promptly after the applicable Expiration Date
                                  of the Offer.

Further Information...........    Additional copies of this Offer to Purchase,
                                  the applicable Letter of Transmittal and the applicable Notice of Guaranteed Delivery may be obtained by contacting Georgeson & Company
                                  Inc., Wall Street Plaza, New York, New York
                                  10005, telephone (800) 223-2064 (toll-free);
                                  Banks and Brokers call collect (212)
                                  440-9800. Questions about the Offer should be directed to Merrill Lynch & Co. at
                                  1-888-ML4-TNDR (toll-free) (1-888-654-8637
                                  (toll-free)) or (212) 449-4914.

--------------------------------------------------------------------------------
                                       ii

                                  INTRODUCTION

To the Holders of        3.90% Preferred,
                         4.35% Preferred,
                         3.85% Preferred,
                         3.80% Preferred, and
                         4.45% Preferred,

     Metropolitan Edison Company, a Pennsylvania corporation (the "Company"), invites the holders of its (i) Cumulative Preferred Stock, 3.90% Series ($100 stated value) (the "3.90% Preferred") to tender their shares of such stock (the "3.90% Shares") for a price of $62.40 per 3.90% Share, (ii) Cumulative Preferred Stock, 4.35% Series ($100 stated value) (the "4.35% Preferred") to tender their shares of such stock (the "4.35% Shares") for a price of $72.06 per 4.35% Share,
(iii) Cumulative Preferred Stock, 3.85% Series ($100 stated value) (the "3.85% Preferred") to tender their shares of such stock (the "3.85% Shares") for a price of $63.77 per 3.85% Share, (iv) Cumulative Preferred Stock, 3.80% Series ($100 stated value) (the "3.80% Preferred") to tender their shares of such stock (the "3.80% Shares") for a price of $62.94 per 3.80% Share, and (v) Cumulative Preferred Stock, 4.45% Series ($100 stated value) (the "4.45% Preferred") to tender their shares of such stock (the "4.45% Shares") for a price of $73.71 per 4.45% Share, in each case net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the applicable Letter of Transmittal (which, together with the Offer to Purchase, constitutes the "Offer" with respect to the applicable Series of Preferred). Each series of the Company's preferred stock subject to the Offer is referred to herein as a "Series of Preferred" and the shares of all Series of Preferred subject to the Offer are collectively referred to as the "Shares." The Company will purchase all Shares validly tendered and not withdrawn, upon the terms and subject to the conditions of the Offer.

     THE COMPANY, ITS BOARD OF DIRECTORS AND ITS EXECUTIVE OFFICERS MAKE NO RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ANY OR ALL SHARES OF ANY SERIES OF PREFERRED PURSUANT TO THE OFFER. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO TENDER SHARES OF ANY SERIES OF PREFERRED PURSUANT TO THE OFFER AND, IF SO, HOW MANY SHARES TO TENDER.

     The Board of Directors of the Company (the "Board") declared dividends on each Series of Preferred at its meeting on October 22, 1996. A regular quarterly dividend on each Series of Preferred will be paid on January 1, 1997, to holders of record as of the close of business on December 13, 1996. A holder of record of Shares on December 13, 1996 who tenders Shares will be entitled to the regular quarterly dividend regardless of when such tender is made. Holders of Shares purchased pursuant to the Offer will not be entitled to any dividends in respect of any later dividend periods.

     THE OFFER FOR ONE SERIES OF PREFERRED IS INDEPENDENT OF THE OFFER FOR ANY OTHER SERIES OF PREFERRED. THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER, HOWEVER, IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7--"CERTAIN CONDITIONS OF THE OFFER."

     Tendering shareholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to the Instructions to the applicable Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company. The Company will pay all charges and expenses of the Depositary, the Information Agent and the Dealer Manager incurred in connection with the Offer.

     As of November 12, 1996, there were issued and outstanding 117,729 Shares of the 3.90% Preferred; 33,249 Shares of the 4.35% Preferred; 29,175 Shares of the 3.85% Preferred; 18,122 Shares of the 3.80% Preferred; 35,637 Shares of 4.45% Preferred. The Company is offering to purchase any and all Shares of each Series of Preferred.

         The 3.90% Preferred is listed and traded on the New York Stock Exchange, Inc. ("New York Stock Exchange") under the symbol MTTC. Each other Series of Preferred is traded in the over-the-counter market under the following respective symbols: 4.35% Preferred under "MPLEL"; 3.85% Preferred under "MPLEM;" 3.80% Preferred under "MPLEN;" and 4.45% Preferred under "MTEDM." As of November 12, 1996, the last reported sales prices of the Shares so listed were $50.00 per 3.90% Share, $57.25 per 4.35% Share, $51.50 per 3.85% Share, $45.75
per 3.80% Share, and $57.00 per 4.45% Share. Shareholders are urged to obtain current market quotations for the Shares. The information concerning recent quarterly trading history of the Shares of each Series of Preferred is set forth in Section 8--"Price Ranges of Shares; Dividends."

                                 SPECIAL FACTORS

SECTION 1. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE
           COMPANY AFTER THE OFFER.

     The Company is making the Offer because it believes that, given the market prices of the Shares (as represented by the last reported sales prices for the Shares) and the current cost of available financing options, the purchase of the Shares pursuant to the Offer is economically attractive to the Company. See
Section 9--"Certain Information Concerning the Company." The Board authorized the Offer by a unanimous vote. The Company has no non-employee directors.

     The Company believes the Offer is fair to unaffiliated holders of Shares. In making this determination, the Company considered that (a) the Offer provides shareholders the opportunity to sell their Shares at a premium over the respective last reported sales prices of the Shares and (b) the Offer provides shareholders who are considering a sale of all or a portion of the Shares the opportunity to sell those Shares for cash without the usual transaction costs associated with open-market sales. The Company did not find it practicable to, and did not, quantify or otherwise assign relative weights to these factors. Although the Company anticipates that, if successful, the Offer will provide the Company with a lower after-tax cost of capital, the Company does not believe that the Offer will result in a material change to its net book value, going concern value or future prospects and, accordingly, the Company did not take these factors into account in assessing the fairness of the Offer to unaffiliated holders of Shares. Trading of the Shares of each Series of Preferred has been limited and sporadic. Therefore, the Company determined the Offer price for each Series of Preferred with reference to certain objective factors, including, but not limited to, yields on U.S. Treasury and municipal securities, yields on comparable preferred securities and the prior trading characteristics of each Series of Preferred, as well as certain subjective factors, including, but not limited to, general industry outlook, general market supply of securities of similar type and supply and demand factors in the securities markets generally. Although the weighting of these factors is subjective, the Company gave relatively more weight to objective factors, such as yields on U.S. Treasury and municipal securities and yields on comparable preferred securities.

     Neither the Company nor the Board received any report, opinion or appraisal from an outside party which is materially related to the Offer, including, but not limited to, any report, opinion or appraisal relating to the consideration or the fairness of the consideration to be offered to the holders of the Shares or the fairness of such Offer to the Company or the unaffiliated holders of Shares. Neither the Board nor any director has retained an unaffiliated representative to act solely on behalf of unaffiliated holders of Shares for the purposes of negotiating the terms of the Offer or preparing a report concerning the fairness of the Offer. Neither the Company nor the Board believed these measures were necessary to ensure fairness in light of the fact that the Offer will not result in a liquidation or change in control in the Company.

     Following the consummation of the Offer, the business and operations of the Company will be continued by the Company substantially as they are currently being conducted. The Company and its affiliates are engaged in on-going reviews of potential structural and organizational realignments (which, if implemented, could require the consent of the holders of preferred stock, give rise to statutory appraisal rights or cause the Company to redeem all or a portion of the Company's preferred stock) in order to respond to regulatory and other requirements as the electric utility industry becomes deregulated and more competitive. However, the Company has no current plans or proposals which relate to or would result in (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company, other than in the ordinary course of business; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company; (c) a sale or transfer of a material amount of assets of the Company;
(d) any change in the present Board or management of the Company; (e) any material change in the present dividend rate or policy or indebtedness or capitalization of the Company (other than as described in this Offer to Purchase); (f) any other material change in the Company's corporate structure or business; (g) a change in the Company's Restated Articles of Incorporation or By-laws, as amended; (h) except as otherwise described in this Offer to Purchase, a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); or (i) except as otherwise described in this Offer to Purchase, the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

     Following the expiration of the Offer, the Company may, in its sole discretion, determine to redeem Shares then subject to redemption at the applicable redemption prices, or to purchase any outstanding Shares through privately-negotiated transactions, open-market purchases, another tender offer or otherwise, on such terms and at such prices as the Company may determine from time to time. The terms of any such subsequent purchases or offers could differ from those of the Offer, and may be at a higher price than the related price per Share offered hereby, except that the Company will not make any such purchases of Shares until the expiration of ten business days after the termination of the Offer. Any possible future purchases of Shares by the Company will depend on a number of factors, including the market prices of the Shares, the Company's business and financial position, alternative investment opportunities available to the Company, the results of the Offer and general economic and market conditions.

     As of November 12, 1996, the ratings of the Company's preferred stock, including each Series of Preferred, by Standard & Poor's Ratings Group ("S&P") and Moody's Investors Service, Inc. ("Moody's") were "BBB" and "baa2," respectively.

     The purchase of Shares of a Series of Preferred pursuant to the Offer will reduce the number of holders of Shares of that Series of Preferred and the number of such Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, such reduction could adversely affect the liquidity and market value of the remaining Shares of that Series of Preferred held by the public. Depending upon the number of Shares of the 3.90% Preferred purchased pursuant to the Offer, the Shares of that Series of Preferred may no longer meet the requirements of the New York Stock Exchange for continued listing. According to its published guidelines, the New York Stock Exchange would consider delisting the 3.90% Preferred if, among other things, (i) the number of publicly-held Shares for such Series of Preferred should fall below 100,000 or the aggregate market value of such Series of Preferred should fall below $2,000,000. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, any of the 3.90% Preferred no longer meets the requirements of the New York Stock Exchange for continued listing and the listing of such Series of Preferred is discontinued, the market for such Series of Preferred could be adversely affected.

     In the event of the delisting of the 3.90% Preferred currently listed on the New York Stock Exchange, it is possible that such Series of Preferred would continue to trade on another securities exchange or in the over-the-counter market and that price quotations would be reported by such exchange, by the National Association of Securities Dealers, Inc. ("NASD") through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or by other sources. The extent of the public market for such Series of Preferred and the availability of such quotations, however, would depend upon such factors as the number of shareholders remaining at such time, the interest in maintaining a market in such Series of Preferred on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors.

     The 3.90% Preferred are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. If such Series of Preferred remains listed on the New York Stock Exchange, the Shares of such Series of Preferred will continue to be "margin securities." If such Series of Preferred were delisted, depending upon factors similar to those described above, such Series of Preferred might no longer constitute "margin securities" for purposes of the margin regulations of the Board of Governors of the Federal Reserve System, in which case, Shares of such Series of Preferred could no longer be used as collateral for loans made by brokers.

     The 3.90% Preferred is currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Securities and Exchange Commission (the "Commission") pursuant to Section 12(g)(4) of the Exchange Act if such Series of Preferred is neither held by 300 or more holders of record nor listed on a national securities exchange. Termination of registration of such Series of Preferred under the Exchange Act would reduce substantially the information required to be furnished by the Company to holders of Shares of such Series of Preferred (although the Company would, among other things, remain subject to the reporting obligations under the Exchange Act as a result of other of its outstanding securities being registered under the Exchange Act) and would make certain provisions of the Exchange Act, such as the requirement of Rule 13e-3 thereunder with respect to "going private" transactions, no longer applicable in respect of such Series of Preferred. If registration of such Series of Preferred under the Exchange Act were terminated, Shares of such Series of Preferred would no longer be "margin securities" or be eligible for NASDAQ reporting. As of October 31, 1996, there were 403 holders of record of the 3.90% Preferred, 132 holders of record of the 4.35% Preferred, 120 holders of record of the 3.85% Preferred, 91 holders of record of the 3.80% Preferred, and 118 holders of record of the 4.45% Preferred.

     All Shares purchased by the Company pursuant to the Offer will be retired, canceled and returned thereafter to the status of authorized but unissued shares of the Company's preferred stock. All Shares remaining outstanding after the Offer will continue to be redeemable at the option of the Company at the applicable redemption price plus accumulated and unpaid dividends to the date of redemption. Such price is greater than the applicable price per Share offered hereby. Upon liquidation or dissolution of the Company, holders of each Series of Preferred are entitled to receive a liquidation preference of $100 per Share, plus all accumulated and unpaid dividends thereon to the date of payment, prior to the payment of any amounts to holders of the Company's common stock.

     THE COMPANY, ITS BOARD AND ITS EXECUTIVE OFFICERS MAKE NO RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ANY OR ALL SHARES OF ANY SERIES OF PREFERRED PURSUANT TO THE OFFER. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO TENDER SHARES OF ANY SERIES OF PREFERRED PURSUANT TO THE OFFER AND, IF SO, HOW MANY SHARES TO TENDER.


SECTION 2. CERTAIN LEGAL MATTERS; REGULATORY AND FOREIGN APPROVALS; NO APPRAISAL
           RIGHTS.

     The Company is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of Shares pursuant to the Offer. Should any other approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company intends to make all required filings under the Exchange Act. The Company's obligation under the Offer to accept for payment, or make payment for, Shares is subject to certain conditions. See Section 7--"Certain Conditions of the Offer."

     No approval of the holders of any Shares or the holders of any of the Company's other securities is required in connection with the Offer. No appraisal rights are available to holders of Shares in connection with the Offer.

                                    THE OFFER

SECTION 3. NUMBER OF SHARES; PURCHASE PRICE; EXPIRATION DATE; RECEIPT OF
           DIVIDENDS; EXTENSION OF THE OFFER.

     NUMBER OF SHARES; PURCHASE PRICE; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer, the Company will accept for payment (and thereby purchase) any and all Shares of a Series of Preferred validly tendered (and not withdrawn) on or prior to the Expiration Date (as defined below) with respect to that Series of Preferred at a price of $62.40 per 3.90% Share, $72.06 per 4.35% Share, $63.77 per 3.85% Share, $62.94 per 3.80% Share, and $73.71 per
4.45% Share. The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, December 13, 1996, unless and until the Company shall have extended the period of time during which the Offer with respect to a Series of Preferred is open, in which event the term "Expiration Date" with respect to such Series of Preferred shall refer to the latest time and date to which the Offer with respect to such Series of Preferred is extended. The Offer for one Series of Preferred is independent of the Offer for any other Series of Preferred. The Offer is not conditioned on any minimum number of Shares of the applicable Series of Preferred being tendered. The Offer, however, is subject to certain other conditions. See Section 7--"Certain Conditions of the Offer."

     RECEIPT OF DIVIDEND. The Board declared dividends on the Company's preferred stock at its meeting on October 22, 1996. A regular quarterly dividend for each Series of Preferred will be paid on January 1, 1997, to holders of record as of the close of business on December 13, 1996. Accordingly, a holder of record of Shares on December 13, 1996 who tenders Shares will be entitled to the regular quarterly dividend regardless of when such tender is made. Holders of Shares purchased pursuant to the Offer will not be entitled to any dividends in respect of any later dividend periods. See Section 8--"Price Range of Shares; Dividends."

     EXTENSION OF THE OFFER. The Company expressly reserves the right, in its sole discretion, at any time or from time to time to extend the period of time during which the Offer is open with respect to a Series of Preferred by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. If the Company extends the Offer with respect to one Series of Preferred, the Company is under no obligation to extend the Offer with respect to any other Series of Preferred. See Section 12--"Extension of Tender Period; Termination; Amendments." There can be no assurance, however, that the Company will exercise its right to extend any Offer or, if the Offer for one Series of Preferred is extended, that the Offer for any other Series of Preferred will also be extended.

     If (a) the Company (i) increases or decreases the price to be paid for the Shares of a Series of Preferred hereunder or decreases the number of Shares of a Series of Preferred being sought or (ii) increases or decreases the Soliciting Dealers' fees, and (b) the applicable Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 12--"Extension of the Tender Period; Termination; Amendments," the Offer for such Shares of that Series of Preferred will be extended until the expiration of such ten business day period. For purposes of the Offer, "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     All Shares of a Series of Preferred will be purchased at the applicable purchase price, net to the seller in cash. All tendered Shares not purchased pursuant to the Offer will be returned to the tendering shareholders at the Company's expense promptly following the applicable Expiration Date.


SECTION 4. PROCEDURE FOR TENDERING SHARES.

     TENDER OF SHARES. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal and the certificates for such Shares, together with any required signature guarantees and any other documents required by the Letter of Transmittal or a confirmation of book-entry transfer ("Book-Entry Confirmation"), including an Agent's Message (as defined below), must be received by the Depositary at any one of its addresses set forth on the back cover of this Offer to Purchase or (ii) the tendering shareholder must comply with the guaranteed delivery procedure set forth below on or prior to the applicable Expiration Date. The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility (as defined below) to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the applicable Letter of Transmittal and that the Company may enforce such agreement against such participant.

     A tender of Shares made pursuant to any method of delivery set forth herein or in the applicable Letter of Transmittal and the Company's acceptance thereof for payment will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Offer.

     No alternative, conditional or contingent tenders of Shares will be accepted.

     BOOK-ENTRY DELIVERY. The Depositary will establish an account with respect to the Shares at The Depository Trust Company and The Philadelphia Depository Trust Company (together referred to as the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility's system may make delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of such Book-Entry Transfer Facility. Prior to the applicable Expiration Date, a Book-Entry Confirmation, including an Agent's Message, in connection with any book-entry transfer must be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase or the guaranteed delivery procedure set forth below must be complied with. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     SIGNATURE GUARANTEES AND METHOD OF DELIVERY. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program (each of the foregoing being referred to as an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed if (a) such Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the applicable Letter of Transmittal or (b) such Shares are tendered for the account of an Eligible Institution. If Shares are registered in the name of a person other than the signatory on the applicable Letter of Transmittal, or if unpurchased Shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holder(s) appear on the Shares with the signature(s) on the Shares or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the applicable Letter of Transmittal.

     THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

     GUARANTEED DELIVERY PROCEDURE. If a shareholder desires to tender Shares pursuant to the Offer and cannot deliver certificates for such Shares and all other required documents to the Depositary on or prior to the applicable Expiration Date, or the procedure for book-entry transfer cannot be complied with in a timely manner, such Shares nevertheless may be tendered if all of the following conditions are met:

          (a) such tender is made by or through an Eligible Institution;

          (b) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Company is received by the Depositary as provided below on or prior to the applicable Expiration Date; and

          (c) either (i) the certificates for such Shares, together with a properly completed and duly executed Letter of Transmittal for the Series of Preferred being tendered, and any other documents required by such Letter of Transmittal or (ii) a Book-Entry Confirmation of transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities are received by the Depositary no later than 5:00 p.m., New York City time, on the third New York Stock Exchange trading day after the Expiration Date.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmittal, mail or through a Book-Entry Transfer Facility system to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

     DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders of Shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to be properly made until all defects or irregularities have been cured or waived. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.


SECTION 5. WITHDRAWAL RIGHTS.

     Tenders of Shares of a Series of Preferred made pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date with respect to such Series of Preferred. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 midnight, New York City time, on Monday, January 13, 1997, unless theretofore accepted for payment as provided in this Offer to Purchase.

     To be effective, a written or facsimile transmission notice of withdrawal must be received in a timely manner by the Depositary at one of its addresses or facsimile numbers set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares of the applicable Series of Preferred to be withdrawn and the number of Shares to be withdrawn. If the Shares of the applicable Series of Preferred to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn Shares and the name of the registered holder (if different from the name on such account). Withdrawals may not be rescinded, and Shares withdrawn thereafter will be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following one of the procedures described in Section 4--"Procedure for Tendering Shares" at any time on or prior to the applicable Expiration Date.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company in its sole discretion, and its determination shall be final and binding. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.


SECTION 6. ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE.

     Upon the terms and subject to the conditions of the Offer and promptly after the Expiration Date with respect to a Series of Preferred, the Company will accept for payment and pay for Shares of that Series of Preferred validly tendered. See Section 3--"Number of Shares; Purchase Price; Expiration Date; Receipt of Dividends; Extension of the Offer" and Section 7--"Certain Conditions of the Offer." Thereafter, payment for all Shares of that Series of Preferred validly tendered on or prior to the applicable Expiration Date and accepted for payment pursuant to the Offer will be made by the Depositary by check promptly after the Expiration Date. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for Shares, a properly completed and duly executed Letter of Transmittal for the Series of Preferred so tendered and any other required documents or (ii) a Book-Entry Confirmation of transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities.

     For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased) Shares that are validly tendered and not withdrawn when, as and if it gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. The Company will pay for Shares that it has purchased pursuant to the Offer by depositing the purchase price therefor with the Depositary. The Depositary will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to tendering shareholders. Under no circumstances will interest be paid on amounts to be paid to tendering shareholders, regardless of any delay in making such payment.

     Certificates for all Shares not purchased will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained with a Book-Entry Transfer Facility) promptly, without expense to the tendering shareholder.

     Payment for Shares may be delayed in the event of difficulty in determining the number of Shares properly tendered. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See
Section 7--"Certain Conditions of the Offer."

     The Company will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares to the Company or its order pursuant to the Offer. However, if payment of the purchase price is to be made to, or Shares not tendered or not purchased are to be registered in the name of, any person other than the registered holder, or if tendered Shares are registered in the name of any person other than the person signing the applicable Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder, such other person or otherwise) payable on account of the transfer to such person will be deducted from the purchase price, unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. See Instruction 6 to the applicable Letter of Transmittal.

     BACKUP WITHHOLDING. To prevent backup U.S. federal income tax withholding with respect to the purchase price of Shares purchased pursuant to the Offer, a holder of Shares (except as set forth herein) must provide the Depositary with the holder's correct taxpayer identification number and certify whether the holder is subject to backup withholding of U.S. federal income tax by completing the Substitute Form W-9 included in the applicable Letter of Transmittal. Certain holders of Shares (including, among others, all corporations and certain foreign shareholders) are not subject to these backup withholding and reporting requirements (although foreign shareholders are subject to other withholding requirements). See Section 13--"Certain U.S. Federal Income Tax Consequences." In order for a foreign shareholder to qualify as an exempt recipient, the holder must submit a Form W-8, Certificate of Foreign Status, signed under penalties of perjury, attesting to that shareholder's exempt status. Unless an exemption applies under the applicable law and regulations concerning "backup withholding" of U.S. federal income tax, the Depositary will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to a holder of Shares or other payee unless the holder of such Shares or other payee certifies that such person is not otherwise subject to backup withholding, provides such person's tax identification number (social security number or employer identification number) and certifies that such number is correct. Each tendering holder of Shares should complete and sign the main signature form and, other than foreign shareholders, the Substitute Form W-9 included as part of the applicable Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Company and the Depositary. Foreign shareholders generally should complete and sign a Form W-8, a copy of which may be obtained from the Depositary, in order to avoid backup withholding.

     ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE APPLICABLE LETTER OF TRANSMITTAL (OR, IN THE CASE OF A FOREIGN SHAREHOLDER, FORM W-8 OBTAINABLE FROM THE DEPOSITARY) MAY BE SUBJECT TO REQUIRED U.S. FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER.


SECTION 7. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provisions of the Offer, or any extension of the Offer with respect to one or more Series of Preferred, the Company will not be required to accept for payment and pay for Shares of a Series of Preferred in respect of any validly tendered Shares and may terminate the Offer with respect to such Series of Preferred (by oral or written notice to the Depositary and timely public announcement) or may modify or otherwise amend any such Offer with respect to such Shares if any of the following conditions are not waived or satisfied on or prior to the applicable Expiration Date:

          (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that (i) challenges the acquisition of Shares of that Series of Preferred pursuant to the Offer or otherwise in any manner, directly or indirectly, relates to or affects the Offer or (ii) in the reasonable judgment of the Company, would or might affect materially and adversely the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries taken as a whole, or otherwise impair materially in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or impair materially the Offer's contemplated benefits to the Company;

          (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any legislative body, court, authority, agency or tribunal which, in the Company's reasonable judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares of that Series of Preferred illegal or otherwise restrict or prohibit consummation of the Offer, (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares of that Series of Preferred, (iii) impair materially the contemplated benefits of the Offer to the Company or (iv) affect materially the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries taken as a whole, or otherwise impair materially in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any significant decline in the market price of the Shares of that Series of Preferred, (iii) any change in the general political market, economic or financial condition in the United States or abroad that, in the reasonable judgment of the Company, would or might have a material adverse effect on the Company's business, operations, prospects or ability to obtain financing generally or the trading in the Shares of that Series of Preferred or other equity securities of the Company or in the common stock of the Company's parent, GPU, Inc. ("Parent"), (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in the Company's reasonable judgment, might affect the extension of credit by lending institutions in the United States, (v) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States; (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the Company's reasonable judgment, a material acceleration or worsening thereof; or (vii) there shall have been any decrease in the ratings accorded any of the Company's securities by S&P or Moody's or that S&P or Moody's has announced that it has placed any such rating under surveillance or review with possible negative implications;

          (d) a tender or exchange offer with respect to some or all of the Shares of that Series of Preferred or other equity securities of the Company or Parent, or a merger, acquisition or other business combination for the Company or Parent, shall have been proposed, announced or made by another person;

          (e) there shall have occurred any event or events that have resulted, or may result in the reasonable judgment of the Company, in an actual or threatened change in the business, condition (financial or other), income, operations, stock ownership or prospects of the Company and its subsidiaries; or

          (f) there shall have occurred any decline in the S&P's Composite 500 Stock Index (729.56 at the close of business on November 12, 1996) by an amount in excess of 15% measured from the close of business on November 12, 1996.

and, in the reasonable judgment of the Company, such event or events make it undesirable or inadvisable to proceed with the Offer with respect to such Series of Preferred or with such payment or acceptance for payment. The consummation of the Offer for any Series of Preferred is not conditioned on the consummation of the Offer for any other Series of Preferred.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition with respect to any or all Series of Preferred, and any such condition may be waived by the Company with respect to any or all Series of Preferred at any time and from time to time in its sole discretion. The Company's decision to terminate or otherwise amend the Offer, following the occurrence of any of the foregoing, with respect to one Series of Preferred will not create an obligation on behalf of the Company similarly to terminate or otherwise amend the Offer with respect to any other Series of Preferred. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.


SECTION 8. PRICE RANGES OF SHARES; DIVIDENDS.

     The Shares of the 3.90% Preferred trade on the New York Stock Exchange and the Shares of each of the other Series of Preferred are traded in the over-the-counter market, to the extent trading occurs. Trading of the Shares has been limited and sporadic, and information concerning trading prices and volumes is difficult to obtain. The information set forth below with respect to the 3.90% Preferred has been obtained from Bloomberg Exchange Inter-day Quotations and with respect to each of the other Series of Preferred has been obtained from NASDAQ Trading and Market Services. The Company makes no representation as to the accuracy of this information. The Company believes that the last reported sale price set forth below with respect to each Series of Preferred may not be indicative of the market value of the Shares of such Series of Preferred. Depending on the number of Shares of a Series of Preferred outstanding after the Offer, the liquidity of such Shares could be affected adversely.

     3.90% SHARES

     The 3.90% Shares are listed and traded on the New York Stock Exchange. The following table sets forth the high and low sales prices for the 3.90% Shares on the New York Stock Exchange and the cash dividends per 3.90% Share for the fiscal quarters indicated.

                                                                                 Cash
                                                                               Dividends
                                                           High       Low      Per Share
                                                           ----       ---      ---------

1994  1st   Quarter...................................    $55.90     $52.00      $0.975
      2nd   Quarter...................................    $53.00     $47.00      $0.975
      3rd   Quarter...................................    $47.30     $45.00      $0.975
      4th   Quarter...................................    $47.00     $41.00      $0.975
1995: 1st   Quarter...................................    $48.00     $42.13      $0.975
      2nd   Quarter...................................    $50.00     $47.00      $0.975
      3rd   Quarter...................................    $52.00     $45.00      $0.975
      4th   Quarter...................................    $52.00     $50.50      $0.975
1996: 1st   Quarter...................................    $55.00     $50.50      $0.975
      2nd   Quarter...................................    $50.75     $48.00      $0.975
      3rd   Quarter ..................................    $51.50     $47.50      $0.975
      4th   Quarter (through November 12, 1996) ......    $50.00     $49.00      $0.975

     The last reported sale of 3.90% Shares on the New York Stock Exchange prior to the date hereof occurred on November 7, 1996 at a price of $50.00 per 3.90% Share.

     4.35% SHARES

     The 4.35% Shares are traded in the over-the-counter market, to the extent trading occurs. The following table sets forth the high and low bid quotations for the 4.35% Shares in the over-the-counter market and the cash dividends per 4.35% Share for the fiscal quarters indicated.

                                                                                  Cash
                                                                                Dividends
                                                           High        Low      Per Share
                                                           ----        ---      ---------
1994  1st   Quarter...................................    $53.750    $53.750     $1.0875
      2nd   Quarter...................................    $53.375    $43.500     $1.0875
      3rd   Quarter...................................    $53.000    $49.500     $1.0875
      4th   Quarter...................................    $49.750    $48.250     $1.0875
1995: 1st   Quarter...................................    $53.875    $46.375     $1.0875
      2nd   Quarter...................................       *          *        $1.0875
      3rd   Quarter...................................    $62.551    $48.000     $1.0875
      4th   Quarter...................................    $59.000    $55.000     $1.0875
1996: 1st   Quarter...................................    $59.500    $57.250     $1.0875
      2nd   Quarter...................................    $57.250    $57.250     $1.0875
      3rd   Quarter  .................................    $58.125    $55.000     $1.0875
      4th   Quarter (through November 12, 1996) ......       *          *        $1.0875

----------
*  No trading activity.

     The last reported sale of 4.35% Shares in the over-the-counter market prior to the date hereof occurred on September 19, 1996 at a price of $57.25 per 4.35% Share.

     3.85% SHARES

     The 3.85% Shares are traded in the over-the-counter market, to the extent trading occurs. The following table sets forth the high and low bid quotations for the 3.85% Shares in the over-the-counter market and the cash dividends per 3.85% Share for the fiscal quarters indicated.

                                                                                  Cash
                                                                                Dividends
                                                            High       Low      Per Share
                                                            ----       ---      ---------
1994: 1st   Quarter...................................    $51.000    $50.000     $0.9625
      2nd   Quarter...................................       *          *        $0.9625
      3rd   Quarter...................................    $45.000    $45.000     $0.9625
      4th   Quarter...................................    $44.000    $43.000     $0.9625
1995: 1st   Quarter...................................    $47.750    $43.500     $0.9625
      2nd   Quarter...................................    $47.500    $43.500     $0.9625
      3rd   Quarter...................................    $55.320    $47.500     $0.9625
      4th   Quarter...................................    $51.500    $45.375     $0.9625
1996: 1st   Quarter...................................    $52.750    $50.875     $0.9625
      2nd   Quarter...................................    $50.500    $50.500     $0.9625
      3rd   Quarter ..................................    $51.500    $48.000     $0.9625
      4th   Quarter (through November 12, 1996) ......       *          *        $0.9625

----------
*  No trading activity.

     The last reported sale of 3.85% Shares in the over-the-market prior to the date hereof occurred on July 25, 1996 at a price of $51.50 per 3.85% Share.

     3.80% SHARES

     The 3.80% Shares are listed and traded in the over-the-counter market, to the extent trading occurs. The following table sets forth the high and low bid quotations for the 3.80% Shares in the over-the-counter market and the cash dividends per 3.80% Share for the fiscal quarters indicated.

                                                                                 Cash
                                                                               Dividends
                                                           High        Low     Per Share
                                                           ----        ---     ---------
1994  1st   Quarter...................................    $53.500    $48.500     $0.95
      2nd   Quarter...................................    $46.000    $45.000     $0.95
      3rd   Quarter...................................       *          *        $0.95
      4th   Quarter...................................    $47.875    $42.250     $0.95
1995  1st   Quarter...................................       *          *        $0.95
      2nd   Quarter...................................       *          *        $0.95
      3rd   Quarter...................................    $48.375    $47.000     $0.95
      4th   Quarter...................................    $45.750    $44.500     $0.95
1996  1st   Quarter...................................       *          *        $0.95
      2nd   Quarter...................................       *          *        $0.95
      3rd   Quarter...................................       *          *        $0.95
      4th   Quarter (through November 12, 1996) ......       *          *        $0.95

----------
*  No trading activity.

     The last reported sale of 3.80% Shares in the over-the-counter market prior to the date hereof occurred on December 15, 1995 at a price of $45.75 per 3.80% Share.

     4.45% SHARES

     The 4.45% Shares are traded in the over-the-counter market, to the extent trading occurs. The following table sets forth the high and low bid quotations for the 4.45% Shares in the over-the-counter market and the cash dividends per 4.45% Share for the fiscal quarters indicated.

                                                                                 Cash
                                                                               Dividends
                                                           High        Low     Per Share
                                                           ----        ---     ---------
1994  1st   Quarter...................................    $63.500    $52.375     $1.1125
      2nd   Quarter...................................    $56.000    $56.000     $1.1125
      3rd   Quarter...................................       *          *        $1.1125
      4th   Quarter...................................       *          *        $1.1125
1995  1st   Quarter...................................       *          *        $1.1125
      2nd   Quarter...................................    $56.250    $48.750     $1.1125
      3rd   Quarter...................................    $63.940    $55.000     $1.1125
      4th   Quarter...................................    $59.875    $58.500     $1.1125
1996  1st   Quarter...................................       *          *        $1.1125
      2nd   Quarter...................................    $57.750    $57.750     $1.1125
      3rd   Quarter ..................................    $57.000    $57.000     $1.1125
      4th   Quarter (through November 12, 1996) ......    $57.000    $57.000     $1.1125

----------
*  No trading activity.

     The last reported sale of 4.45% Shares in the over-the-counter market prior to the date hereof occurred on November 6, 1996 at a price of $57.00 per 4.45% Share.

     SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     DIVIDENDS. The holders of each Series of Preferred are entitled to receive, when and as declared by the Board out of funds legally available for the payment of dividends, and in preference to any dividends or distributions on the common stock of the Company, cash dividends at the annual rate specified for that Series of Preferred, and no more, cumulative and payable quarterly with respect to each calendar quarterly period, on or before the first day of each January, April, July and October. Under the Public Utility Holding Company Act of 1935, the Company may not declare or pay dividends on any Shares from capital or unearned surplus, unless authorized by an order of the Commission.

     To date, the Company has made in a timely manner all quarterly dividend payments on each Series of Preferred.

     The Board declared dividends on each Series of Preferred at its meeting on October 22, 1996. A regular quarterly dividend on each Series of Preferred will be paid on January 1, 1997, to holders of record as of the close of business on December 13, 1996. Accordingly, a holder of record of Shares on December 13, 1996 who tenders shares will be entitled to the regular quarterly dividend regardless of when such tender is made. Holders of Shares purchased pursuant to the Offer will not be entitled to any dividends in respect of any later dividend periods.


SECTION 9. CERTAIN INFORMATION CONCERNING THE COMPANY.

     The Company, a public utility furnishing electric service within Pennsylvania, is a subsidiary of Parent. The Company provides retail electric service in all or portions of 14 counties, in the eastern and south central parts of Pennsylvania, having an estimated population of almost one million. The Company also sells electricity at wholesale to four municipalities having an estimated population of over 11,000. The Company owns all of the common stock of York Haven Power Company, the owner of a small hydroelectric generating station.

     SELECTED FINANCIAL DATA OF THE COMPANY. Set forth below is certain financial data for the Company. The historical financial information as of and for the twelve months ended September 30, 1996 (unaudited) and the years ended December 31, 1995, December 31, 1994, and December 31, 1993 has been summarized from the Company's audited consolidated financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and the unaudited consolidated financial statements contained in the Quarterly Report on Form 10-Q for the quarter ended September 30, 1996. The following selected historical financial data should be read in conjunction with, and is qualified in its entirety by reference to, such audited consolidated financial statements and the notes thereto and Management's Discussion and Analysis therein.

                   CERTAIN CONSOLIDATED FINANCIAL INFORMATION

                             (Dollars in Thousands)

                                                                   Twelve Months
                                                                        Ended
                                                                    September 30,
                                     Years Ended December 31,           1996
Income Summary:                   1993         1994        1995     (Unaudited)
                                  ----         ----        ----     -----------
Operating Revenues .........   $ 801,487    $ 801,303   $ 854,674   $ 904,742
Net Income .................   $  77,875    $     731   $ 148,540   $  71,373
Earnings (Loss) Available to
   Common Stock ............   $  70,429    $  (2,229)  $ 147,596   $  70,915


                                                                                                       Pro-forma
                                                             As of September 30, 1996            As of September 30, 1996
                                                                   (Unaudited)                      (Unaudited)(1)
                                                            ---------------------------          ------------------------
Capital Structure:                                            Amount         Percentage          Amount        Percentage
                                                            ----------       ----------          ------        ----------
Long-term debt (including
  unamortized net discount)(2) ......................       $  603,271           42%          $  603,271          43%
Company-obligated mandatorily
  redeemable Preferred
  Securities ........................................       $  100,000            7%          $  100,000           7%
Cumulative Preferred Stock
  (including premium) ...............................       $   23,598            2%                --            --
Common Equity .......................................       $  689,425           49%          $  689,425          50%
                                                            ----------          ---           ----------         ---
Total Capitalization ................................       $1,416,294          100%          $1,392,696         100%
                                                            ==========                        ==========

----------
(1) Assuming the purchase by the Company of any and all Shares of each Series of Preferred, such purchase to be initially funded by proceeds from the issuance of short-term debt.

(2)  Includes obligations due within one year.

                                 COVERAGE RATIOS

     The Company's Ratio of Earnings to Fixed Charges for each of the periods indicated was as follows:

                                                             Twelve Months Ended
                                                              September 30, 1996
                 Years Ended December 31,                       (Unaudited)
                 ------------------------                       -----------
     1993                 1994                1995
     ----                 ----                ----
     3.29                 .87                 4.69                 2.81


     The Ratio of Earnings to Fixed Charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of income, to which has been added fixed charges and taxes based on income. Fixed charges consist of interest on funded indebtedness, other interest, amortization of net discount on debt and the interest portion of all rentals charged to income.

     The Company's Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends for each of the periods indicated was as follows:

                                                             Twelve Months Ended
                                                              September 30, 1996
                 Years Ended December 31,                        (Unaudited)
                 ------------------------                        -----------
     1993                 1994                1995
     ----                 ----                ----
     2.72                 .81                 4.58                  2.74


     The Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends represents, on a pre-tax basis, the number of times earnings cover fixed charges and preferred stock dividends. Earnings consist of Income Before Cumulative Effect of Accounting Change, to which has been added fixed charges and taxes based on income of the Company. Combined fixed charges and preferred stock dividends consist of interest on funded indebtedness, other interest, amortization of net discount on debt, preferred stock dividends (increased to reflect the pre-tax earnings required to cover such dividend requirements) and the interest portion of all rentals charged to income.

     ADDITIONAL INFORMATION. The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports and other information with the Commission. The Company also has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 and an Issuer Tender Offer Statement on Schedule 13E-4 with the Commission, which includes certain additional information relating to the Offer.

     Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. and at its regional offices at 500 West Madison Street, Chicago, Illinois and 7 World Trade Center, New York, New York. Copies of such reports and other information also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549-1004 at prescribed rates. Such reports and other information also may be inspected at the New York and Philadelphia Stock Exchanges, where certain of the Company's securities are listed. The Company's Schedules 13E-3 and 13E-4 will not be available at the Commission's Regional Offices. The Commission maintains a Web site (http:\\www.sec.com) that contains reports and other information filed electronically by the Company with the Commission.

     The Company undertakes to provide without charge to each person, including any beneficial owner, to whom this Offer to Purchase is delivered, upon written or oral request of such person, a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1995, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, other than exhibits to such documents. Such requests should be directed to Secretary, Metropolitan Edison Company, 2800 Pottsville Pike, Reading, Pennsylvania 19605.


SECTION 10. SOURCE AND AMOUNT OF FUNDS.

     Assuming that the Company purchases all of the Shares of each Series of Preferred, the total amount required by the Company to purchase all Shares subject to the Offer will be $15,370,104.00, exclusive of fees and other expenses.

     The Company expects that all or a portion of the proceeds of borrowings in the ordinary course of business through informal short-term lines of credit or competitive lines (collectively, "Lines of Credit") with one or more commercial banks and/or the issuance of unsecured commercial paper ("Commercial Paper") will be the source of funds for the purchase of Shares in the transaction. The Company's parent, GPU, Inc. and its affiliates have an aggregate of approximately $255 million available to them through Lines of Credit. Of such amount, as of November 12, 1996, the Company has outstanding approximately $37 million and under its charter the Company may borrow an additional $93 million. Lines of Credit would have maturities of not more than 270 days and may be renewed at the expiration of such period. Borrowings under Lines of Credit would be effected from commercial banks to be designated by the Company. Additionally, the Company has the capacity to issue up to $100 million aggregate face amount of Commercial Paper under current commercial paper programs. The Company may issue Commercial Paper through dealers in denominations of $100,000 or multiples thereof with maturities of up to 270 days for reoffering to institutional investors. The purchasers of the Commercial Paper are determined at the time of sale.

     In addition, the Company may, in the future, use all or a portion of the proceeds of an offering of securities or use other sources to repay all or a portion of the borrowings under Lines of Credit or payments made with respect to Commercial Paper. However, no such plans or arrangements have been made to make such repayment.


SECTION 11. TRANSACTIONS AND AGREEMENTS CONCERNING THE SHARES.

     Based upon the Company's records and upon information provided to the Company by its directors and executive officers, neither the Company nor, to the Company's knowledge, any director or executive officer of the Company, or associate of the foregoing, or any subsidiary or affiliate of the Company has engaged in any transactions involving Shares during the 60 days preceding the date hereof. Neither the Company nor, to the best of the Company's knowledge, any director or executive officer of Company, or associate of the foregoing, or, any subsidiary or affiliate of the Company is a party to any contract, arrangement, understanding or relationship relating directly or indirectly to the Offer with any other person with respect to any securities of the Company. As of November 11, 1996 none of the Company or, to the best of the Company's knowledge, any director or executive officer of Company, or associate of the foregoing, or any subsidiary or affiliate of the Company, or any pension, profit sharing or similar plan of the Company or its affiliates, owns any Shares, and therefore such persons do not intend to tender or sell any Shares pursuant to the Offer.

     Except as set forth in this Offer to Purchase, neither the Company nor, to the best of the Company's knowledge, any director or executive officer of the Company, or any associate of the foregoing, or any subsidiary or affiliate of the Company, is a party to any contract, understanding or relationship with any other person relating, directly or indirectly, to, or in connection with, the Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

SECTION 12. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS.

     The Company expressly reserves the right, in its sole discretion and at any time or from time to time prior to the Expiration Date, to extend the period of time during which the Offer is open or otherwise amend or terminate the Offer for any reason with respect to any Series of Preferred by giving oral or written notice to the Depositary and making a public announcement thereof. There can be no assurance, however, that the Company will exercise such right to extend the Offer or, if the Offer with respect to one Series of Preferred is extended, that the Offer with respect to any other Series of Preferred also will be extended.

     If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, with respect to a Series of Preferred (including an increase or decrease in the consideration offered or change in the solicitation fee), the Company will extend the Offer with respect to such Series of Preferred to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Exchange Act. Under these rules, the minimum period for which the Offer must remain open following a material change or waiver, other than an increase or decrease in the consideration offered or change in the solicitation fee, will depend upon the facts and circumstances, including the relative materiality of the change or waiver. With respect to an increase or decrease in the consideration offered or change in the solicitation fee, the Offer will be extended such that the Offer remains open for a minimum of ten business days following the public announcement of such change. During any such extension, all Shares of that Series of Preferred previously tendered will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in Section 5--"Withdrawal Rights."

     If, with respect to a Series of Preferred, the Company extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares of that Series of Preferred or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, on behalf of the Company, retain all Shares of that Series of Preferred tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 12, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that an issuer making a tender offer either shall pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the tender offer.

     THE OFFER FOR ONE SERIES OF PREFERRED IS INDEPENDENT OF THE OFFER FOR ANY OTHER SERIES OF PREFERRED. IF THE COMPANY EXTENDS, AMENDS OR TERMINATES THE OFFER WITH RESPECT TO ONE SERIES OF PREFERRED FOR ANY REASON, THE COMPANY WILL HAVE NO OBLIGATION TO EXTEND, AMEND OR TERMINATE THE OFFER FOR ANY OTHER SERIES OF PREFERRED.

     The Company also expressly reserves the right, with respect to any Series of Preferred, in its sole discretion, upon the occurrence of any of the conditions specified in Section 7--"Certain Conditions of the Offer," to, among other things, terminate the Offer and not accept for payment or pay for any Shares tendered or, subject to Rule 13e-4(f)(5) under the Exchange Act, which requires the Company either to pay the consideration offered or to return the Shares tendered promptly after the termination or withdrawal of the Offer, to postpone acceptance for payment of or payment for Shares by, in the case of any termination, giving oral or written notice of such termination to the Depositary and making a public announcement thereof.

     Extensions and terminations of and amendments to the Offer may be effected by public announcement. Without limiting the manner in which the Company may choose to make public announcement of any extension, termination or amendment, the Company shall have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement, other than by making a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Offer with respect to any Series of Preferred, in which case the Company shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date with respect to that Series of Preferred. Material changes to information previously provided to holders of the Shares in this Offer to Purchase or in documents furnished subsequent thereto will be disseminated to holders of Shares in compliance with Rule 13e-4(e)(2) promulgated by the Commission under the Exchange Act.


SECTION 13. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.

     EACH HOLDER OF SHARES SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO THE HOLDER OF TENDERING SHARES PURSUANT TO THE OFFER.

     GENERAL. The following summary describes certain Federal income tax consequences relating to the Offer. The summary deals only with Shares held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and does not address tax consequences that may be relevant to investors in special tax situations, such as certain financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, or shareholders holding the Shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes. Each shareholder should consult its own tax advisor with regard to the Offer and the application of Federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdiction, to its particular situation.

     CHARACTERIZATION OF THE SALE. The sale of Shares by a shareholder to the Company pursuant to the Offer will be a taxable transaction for Federal income tax purposes. Under Section 302 of the Code, a sale of Shares by a shareholder to the Company pursuant to the Offer will be treated as a "sale or exchange" of such Shares for Federal income tax purposes (rather than as a distribution by the Company with respect to the Shares held by the tendering shareholder) if the sale (a) results in a "complete redemption" (i.e. a complete termination of the shareholder's interest) of the Shares and any other stock in the Company owned, directly or indirectly, by the shareholder, or (b) is "not essentially equivalent to a dividend" with respect to the shareholder.

     If either test is satisfied, the tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer and the shareholder's tax basis in the Shares sold pursuant to the Offer. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the Shares have been held for more than one year.

     If neither test is satisfied, the tendering shareholder would be treated as having received a dividend to the extent of the shareholder's allocable portion of the Company's earnings and profits for Federal income tax purposes. In this case, the amount of such dividend would be treated as ordinary income to the shareholder (without any offset or the tax basis of the Shares sold pursuant to the Offer), the shareholder would not be allowed to recognize any loss, and the tendering shareholder's basis in the Shares sold pursuant to the Offer would be added to such shareholder's basis in its remaining Shares or other stock that it owns in the Company, if any. If the cash received by the shareholder pursuant to the Offer exceeded the amount treated as a dividend for tax purposes, such excess first will reduce the shareholder's basis in its remaining Shares to zero; any additional amounts would be treated as gain from the sale or exchange of property.

     SECTION 302 TESTS. The receipt of cash by a shareholder will be a "complete redemption" of all the Shares owned by the shareholder if either (a) all of the Shares and any other stock of the Company actually and constructively owned by the shareholder are sold pursuant to the Offer, or (b) all of the Shares and any other stock of the Company actually owned by the shareholder are sold pursuant to the Offer and, with respect to Shares and other stock of the Company constructively owned by the shareholder which are not sold pursuant to the Offer, the shareholder waives constructive ownership of all such Shares under procedures described in Section 302(c) of the Code. However, Section 302(c) only permits the waiver of the constructive ownership rules in limited circumstances. Accordingly, shareholders expecting to waive constructive ownership should consult their own tax advisors regarding eligibility and procedural rules applicable to their particular situations.

     The receipt of cash by a shareholder will be "not essentially equivalent to a dividend" if the shareholder's sale of Shares pursuant to the Offer results in a "meaningful reduction" in the shareholder's interest in the Company. The sale, pursuant to the Offer, of less than all of the Shares actually or constructively owned by a tendering shareholder that does not own, either directly or indirectly under the attribution rules, any common stock of Parent likely will qualify as "not essentially equivalent to a dividend". Also, a shareholder who owns only a small amount of common stock of Parent should probably satisfy the "not essentially equivalent to a dividend" test. However, because what constitutes a "meaningful reduction" depends upon a variety of factors, shareholders expecting to rely upon the "not essentially equivalent to a dividend" test should consult their own tax advisors as to its application in their particular situations.

     CONSTRUCTIVE OWNERSHIP. In determining whether any of the tests under
Section 302 of the Code are satisfied, shareholders must take into account not only the Shares and other stock of the Company or the Parent which are actually owned by the shareholder, but also such Shares or stock which is constructively owned by the shareholder under Section 318 of the Code. Under Section 318 of the Code, a shareholder may constructively own Shares or stock actually owned, and in some cases constructively owned, by certain related individuals or entities and Shares or stock which the shareholder has the right to acquire by exercise of an option or by conversion. Contemporaneous dispositions or acquisitions of such Share or stock by a shareholder or related individuals or entities may be deemed to be part of a single integrated transaction which will be taken into account in determining whether any of the tests under Section 302 of the Code have been satisfied.

     CORPORATE SHAREHOLDER DIVIDEND TREATMENT. If a sale of Shares by a corporate shareholder is treated as a dividend, the corporate shareholder may be entitled to claim a deduction equal to 70% of the dividend under Section 243 of the Code, subject to applicable limitations. Corporate shareholders must, however, consider Section 246(c) of the Code which disallows the 70% dividends-received deduction with respect to stock that is held for 45 days or less or at a time when the corporate shareholder is under an obligation to make related payments with respect to substantially similar or related property. For this purpose, the length of time a taxpayer is deemed to have held stock may be reduced by periods during which the taxpayer's risk of loss with respect to the stock is diminished by reason of the existence of certain options, short sales or other transactions. Moreover, Section 246A of the Code may reduce the 70% dividend received deduction if a corporate shareholder incurred indebtedness directly attributable to its investment in Shares.

     Any amount received by a corporate shareholder pursuant to the Offer that is treated as a dividend would likely constitute an "extraordinary dividend" under Section 1059 of the Code. For this purpose, dividends on preferred stock (other than qualified preferred dividends payable annually at a fixed rate of return) equal or greater than 5% of the corporation's adjusted basis in the Shares and received by a shareholder within, and having their ex-dividend date within, an 85-day period are treated as an extraordinary dividend. (The measuring period for aggregating dividends is extended to 365 days if the total dividends received in such period exceed 20% of the shareholder's adjusted tax basis in the Shares.)

     If the sale of the Shares were treated as an extraordinary dividend, a corporate shareholder would be required under Section 1059(a) of the Code to reduce its basis (but not below zero) in its Shares by the non-taxed portion of the aggregate dividend (i.e., the portion of the dividend for which the 70% dividend-received deduction is allowed). If such portion exceeds the shareholder's tax basis for its Shares (and its tax basis in any other stock of the Company that it owns), the shareholder would be required to treat the excess as gain from the sale of its remaining Shares or other stock that it owns in the Company. Corporate shareholders should consult their own tax advisors concerning the potential application of Section 1059 of the Code to the Offer.

     FOREIGN SHAREHOLDERS. The Company will withhold Federal income tax at a rate of 30% from gross proceeds paid pursuant to the Offer to a foreign shareholder or his agent, unless the Company determines that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business by the foreign shareholder within the United States. For this purpose, a foreign shareholder is any shareholder that is not (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States, or (c) any estate or trust the income of which is subject to Federal income taxation regardless of its source. Without definite knowledge to the contrary, the Company will determine whether a shareholder is a foreign shareholder by reference to the shareholder's address. A foreign shareholder may be eligible to obtain a refund of such tax or a portion of such tax if such shareholder (a) meets the "complete redemption," or "not essentially equivalent to a dividend" tests described above, (b) is entitled to a reduced rate of withholding pursuant to a treaty and the Company withheld at a higher rate, or (c) is otherwise able to establish that no tax or a reduced amount of tax was due with respect to the tender of the Shares to the Company. In order to claim an exemption from withholding on the ground that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business by a foreign shareholder within the United States or that the foreign shareholder is entitled to the benefits of a tax treaty, the foreign shareholder must deliver to the Depositary (or other person who is otherwise required to withhold Federal income tax) a properly executed statement claiming such exemption or benefits on Treasury Form 4224 ("Exemption from Withholding on Tax on Income Effectively Connected with the conduct of a Trade or Business in the United States") or on Treasury Form 1001 ("Ownership, Exemption, or Reduced Rate Certificate"). Such statements may be obtained from the Depositary. Foreign shareholders are urged to consult their own tax advisors regarding the application of Federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedures.

     BACKUP WITHHOLDING. ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE APPLICABLE LETTER OF TRANSMITTAL (OR, IN THE CASE OF A FOREIGN SHAREHOLDER, FORM W-8 OBTAINABLE FROM THE DEPOSITARY) MAY BE SUBJECT TO A REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. See Section 6--"Acceptance for Payment of Shares and Payment of Purchase Price" with respect to the application of the Federal income tax backup withholding.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. THE TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE TENDERING SHAREHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THE OFFER. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SALES MADE BY THEM PURSUANT TO THE OFFER AND THE EFFECT OF THE STOCK OWNERSHIP ATTRIBUTION RULES MENTIONED ABOVE.


SECTION 14. FEES AND EXPENSES.

     The Company has retained ChaseMellon Shareholder Services, L.L.C. as Depositary, Georgeson & Company Inc. as Information Agent, and Merrill Lynch & Co. as Dealer Manager, in connection with the Offer. The Information Agent and Dealer Manager will assist shareholders who request assistance in connection with the Offer and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Company has agreed to pay the Dealer Manager, upon acceptance for payment of Shares pursuant to the Offer, a fee of $.50 per Share paid for in the Offer. The Dealer Manager also will be reimbursed by the Company for its reasonable out-of-pocket expenses, including attorneys' fees. The Dealer Manager has rendered, is currently rendering and is expected to continue to render various investment banking and other advisory services to the Company. It has received, and will continue to receive, customary compensation from the Company for such services. The Depositary and the Information Agent will receive reasonable and customary compensation for their services in connection with the Offer and also will be reimbursed for reasonable out-of-pocket expenses, including attorneys' fees. The Company has agreed to indemnify the Depositary, the Information Agent and the Dealer Manager against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. Neither the Depositary nor the Information Agent has been retained to make solicitations, and none of the Depositary, the Information Agent or the Dealer Manager has been retained to make recommendations with respect to the Offer, in their respective roles as Depositary, Information Agent and Dealer Manager.

     The Company will pay to a Soliciting Dealer a solicitation fee of $1.32 per Share for Shares tendered, accepted for payment and paid for pursuant to the Offer. For purposes of this Offer, "Soliciting Dealer" includes (a) any broker or dealer in securities, including the Dealer Manager in its capacity as a broker or dealer, which is a member of any national securities exchange or of the NASD, (b) any foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as if it were an NASD member, or (c) any bank or trust company. No such fee shall be payable to a Soliciting Dealer in respect of Shares (i) beneficially owned by such Soliciting Dealer or (ii) registered in the name of such Soliciting Dealer unless such Shares are held by such Soliciting Dealer as nominee and such Shares are being tendered for the benefit of one or more beneficial owners identified in the applicable Letter of Transmittal or in the applicable Notice of Solicited Tenders (included in the materials provided to brokers and dealers). No such fee shall be payable to a Soliciting Dealer with respect to the tender of Shares by a holder unless the applicable Letter of Transmittal accompanying such tender designates such Soliciting Dealer. No such fee shall be payable to the Soliciting Dealer unless the Soliciting Dealer returns a Notice of Solicited Tenders to the Depositary within three business days after the applicable Expiration Date. No such fee shall be payable to a Soliciting Dealer to the extent such Soliciting Dealer is required for any reason to transfer the amount of such fee to any person (other than itself). No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of the Company, the Depositary, the Information Agent or the Dealer Manager for purposes of the Offer.

     The Company will pay (or cause to be paid) any stock transfer taxes on its purchase of Shares, except as otherwise provided in Instruction 6 of the applicable Letter of Transmittal.

     Assuming that all Shares of each Series of Preferred pursuant to the Offer are tendered and purchased by the Company, it is estimated that the expenses incurred by the Company in connection with the Offer will be approximately as set forth below. The Company will be responsible for paying all such expenses.

          Dealer Manager fees                  $117,000
          Solicitation fees                     387,000
          Printing and mailing fees              10,000
          Filing fees                             3,074
          Legal and miscellaneous                92,926
                                               --------
                    Total                      $610,000
                                               ========


SECTION 15. MISCELLANEOUS.

     The Offer is not being made to, nor will the Company accept tenders from, owners of Shares in any jurisdiction in which the Offer or its acceptance would not be in compliance with the laws of such jurisdiction. The Company is not aware of any jurisdiction where the making of the Offer or the tender of Shares would not be in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer or the tender of Shares is not in compliance with any applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction in which the securities, Blue Sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on the Company's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                        The Depositary for the Offer is:

                             CHASEMELLON SHAREHOLDER
                                SERVICES, L.L.C.

                 By Mail:                               Facsimile                      By Hand or By Overnight Courier:
                                                     Transmission:

     ChaseMellon Shareholder Services,              (201) 329-8936                    ChaseMellon Shareholder Services,
                  L.L.C.                                                                            L.L.C.
              P.O. Box 798                                                                Reorganization Department
            Midtown Station                         Confirm Receipt                       120 Broadway, 13th Floor
        New York, New York 10018                      of Notice of                        New York, New York 10271
                                                  Guaranteed Delivery
                                                     by Telephone:

                                                   (201) 296-4209

     Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at the respective telephone numbers and addresses listed below. Requests for additional copies of this Offer to Purchase, the applicable Letter of Transmittal, the applicable Notice of Guaranteed Delivery, or other tender offer materials may be directed to the Information Agent, and such copies will be furnished promptly at the Company's expense. Each shareholder may also contact its local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                                   GEORGESON
                                 & COMPANY INC.
                                ===============


                                Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 440-9800
                    All Others Call Toll-Free: (800) 223-2064


                      The Dealer Manager for the Offer is:

                               MERRILL LYNCH & CO.
                             World Financial Center
                                250 Vesey Street
                            New York, New York 10281
                                 (212) 449-4914
                           1-888-ML4-TNDR (toll-free)
                          (1-888-654-8637 (toll-free))